Exhibit 11.1

CODE OF BUSINESS CONDUCT AND ETHICS

I. PURPOSE

This Code of Business Conduct and Ethics (this “Code”) contains general guidelines for conducting the business of Webull Corporation, a Cayman Islands company, and its subsidiaries and affiliates (collectively, “Webull”). Webull is committed to complying with the highest standards of business ethics and applicable laws, regulations, and rules. This is consistent with the “ethical policy” requirements of Article 406 of the Sarbanes-Oxley Act of 2002 and its subordinated regulations. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, Webull adheres to these higher standards. Webull has the right to interpret all provisions of this policy unless specified otherwise in here.

This Code is designed to deter wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely, and understandable disclosure in reports and documents that Webull files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by Webull;

●	compliance with applicable laws, rules and regulations;

●	strict prohibition of any bribes or kickbacks;

●	prompt internal reporting of violations of this Code; and

●	accountability for adherence to this Code.

This Code applies to all directors, officers, employees and consultants of Webull, whether they work for Webull on a full-time, part-time, consultative or temporary basis (each, an “employee” and collectively, the “employees”). Certain provisions of the Code apply specifically to our chief executive officer, chief financial officer, other executive officers, senior vice presidents, vice presidents, and any other persons who perform management functions that meet certain seniority levels of Webull (each, a “senior officer,” and collectively, the “senior officers”). Certain provisions of the Code apply to relevant third parties who assist with Webull’s business.

The board of directors of the Company (the “Board”) has designated the Company’s general counsel (the “General Counsel”) as being responsible for implementing this Policy.

Webull encourages reporting any misconduct or inappropriate behavior, including potential violations of the Code. Webull is committed to providing confidentiality, anonymity, and protection to whistleblowers, except when prohibited by law. If you have any questions regarding the Code or would like to report any violation of the Code, up may contact the General Counsel at gc@webull.com, or use the contact information below:

●	Email：whistleblower@webull.com

●	Website: www.lighthouse-services.com/webull

●	Anonymous Reporting App:

o	Download are here; keyword: webull

●	Toll-Free Telephone:

o	Direct Dial

●	English-speaking USA and Canada: 833-352-8861

●	Spanish-speaking USA and Canada: 800-216-1288

●	French-speaking Canada: 855-725-0002

●	Spanish-speaking Mexico: 800-681-5340

o	AT&T USADirect: All other countries: 800-603-2869 (must dial country access code first; click here for access codes and dialing instructions)

II. WORK ENVIRONMENT

Mutual Respect

Webull is committed to creating a working environment based on the principles of honesty, integrity, mutual respect and trust. Employees must not use any offensive or abusive words either in the workplace or in their communications with those outside of Webull. Employees must adhere to Webull’s External Communications Policy and Social Media Policy.

Employee Privacy

Webull respects the privacy and dignity of every employee. Webull collects and stores information about employees that relates to their employment and takes effective measures to ensure that other employees can obtain this information only as needed. The employees who have access to and are in charge of collecting and keeping personal information should not disclose any employees’ private information without Webull’s approval.

E-mails and other documents stored on Webull’s server are Webull’s property and Webull has the right to read and use them.

Discrimination and Harassment

Webull is committed to providing equal job opportunities for all employees and providing fair treatment based on employees’ contributions to Webull. Webull does not tolerate any discrimination or harassment based on race, nationality, religion, gender, age, or any other protected classes. Any speech or behavior that could be reasonably deemed as related to sexual harassment is also strictly prohibited. Employees can consult the General Counsel for further information.

Health and Safety

Webull strives to provide employees with a safe and healthy work environment. Every employee is responsible for maintaining a safe and healthy workplace for others by complying with environmental, safety, and health requirements. Employees must report any accident, injury, and unsafe equipment to their supervisor. Webull prohibits smoking in any unapproved office place. Webull does not allow any degree of violence or threat of violence.

Every employee should perform his or her duties in a safe manner and should not be affected by alcohol, illegal drugs, or any other controlled substances. Webull prohibits the use of illegal drugs or any other controlled substances in the workplace.

III. CONFLICTS OF INTEREST

Identifying Conflicts of Interest

A conflict of interest occurs when an employee’s private interest interferes, or appears to interfere, in any way with the interests of Webull as a whole. An employee should actively avoid any private interest that may impact such employee’s ability to act in the interests of Webull or that may make it difficult to perform the employee’s work objectively and effectively. If the employee is uncertain whether a particular situation constitutes a conflict of interests, he or she should consult the General Counsel and fully disclose the potential conflict. Under special circumstances, the employee can apply to its employing Webull entity for an approval or exemption, which the CEO of that entity can approve or exempt. In general, the following should be considered conflicts of interest:

●	Competing Business. No employee may be employed by a business that competes with Webull or deprives it of any business. No employee may engage, or assist others (including affiliated personnel) in engaging, any business activities that compete with Webull or deprive it of any business. An employee should notify Webull promptly if he/she knows that any of his or her affiliated personnel are employed by or engaged in a competing business. In this Code, “affiliated personnel” includes the employee's spouse, children, stepchildren, grandchildren, own and spouse's parents, stepparents, grandparents, and siblings (including the equivalent relationship formed by adoption, each of whom “family member”), close friends, or anyone who shares residence with the employee (except for domestic helpers).

●	Corporate Opportunity. No employee may use corporate property, information or his/her position with Webull to secure a business opportunity that would otherwise be available to Webull. If an employee discovers a business opportunity that is in Webull’s line of business through the use of Webull’s property, information or position, the employee must first present the business opportunity to Webull before pursuing the opportunity in his/her individual capacity.

●	Financial Interests.

(i)	No employee may have any financial interest (ownership or otherwise), either directly or indirectly through any affiliated personnel, in any other business or entity if such interest adversely affects the employee’s performance of duties or responsibilities to Webull, or requires the employee to devote time to it during such employee’s working hours at Webull;

(ii)	No employee may hold any ownership interest in a privately held company that is in competition with Webull;

(iii)	An employee may only hold up to 1% ownership interest in a publicly traded company that is in competition with Webull; provided that if the employee’s ownership interest in such publicly traded company increases to more than 1%, the employee must immediately report such ownership to the General Counsel;

(iv)	No employee may hold any ownership interest in a company that has a business relationship with Webull if such employee’s duties at Webull include managing or supervising Webull’s business relations with that company; and

(v)	Notwithstanding the other provisions of this Code,

(a)	a director or any affiliated personnel of such director (collectively, “Director Affiliates”) or a senior officer or any affiliated personnel of such senior officer (collectively, “Officer Affiliates”) may continue to hold his/her investment or other financial interest in a business or entity (an “Interested Business”) that:

1.	was made or obtained either (x) before Webull invested in or otherwise became interested in such business or entity; or (y) before the director or senior officer joined Webull (for the avoidance of doubt, regardless of whether Webull had or had not already invested in or otherwise become interested in such business or entity at the time the director or the senior officer joined Webull); or

2.	may in the future be made or obtained by the director or the senior officer, provided that at the time such investment or other financial interest is made or obtained, Webull has not yet invested in or otherwise become interested in such business or entity;

provided that such director or senior officer shall disclose such investment or other financial interest to the Board;

(b)	an interested director or senior officers shall refrain from participating in any discussion among senior officers of Webull relating to an Interested Business and shall not be involved in any proposed transaction between Webull and an Interested Business; and

(c)	before any Director Affiliate or Officer Affiliate (1) invests, or otherwise acquires any equity or other financial interest, in a business or entity that is in competition with Webull; or (2) enters into any transaction with Webull, the related director or senior officer shall obtain prior approval from the Audit Committee of the Board.

●	Loans or Other Financial Transactions. No employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of Webull. This guideline does not prohibit arms-length transactions with recognized banks or other financial institutions.

●	Service on Boards and Committees. No employee may serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests could reasonably be expected to conflict with those of Webull. Employees must obtain prior approval from the Board before accepting any such board or committee position. Webull may revisit its approval of any such position at any time to determine whether an employee’s service in such position is still appropriate.

The above is in no way a complete list of situations where conflicts of interest may arise. The following questions might serve as a useful guide in assessing a potential conflict of interest situation not specifically addressed above:

●	Is the action to be taken legal?

●	Is it honest and fair?

●	Is it in the best interests of Webull?

Disclosure of Conflicts of Interest

Webull requires that employees fully disclose any situation that could reasonably be expected to give rise to a conflict of interest. If an employee suspects that he/she has a conflict of interest, or a situation that others could reasonably perceive as a conflict of interest, the employee must report it immediately to the General Counsel. Conflicts of interest may only be waived by the Board, or the appropriate committee of the Board, and will be promptly disclosed to the public to the extent required by law and applicable rules of the stock exchange where Webull's ordinary shares are listed and traded (the “Stock Exchange”).

Family Members and Work

The actions of family members outside the workplace may also give rise to conflicts of interest because they may influence an employee’s objectivity in making decisions on behalf of Webull. If a member of an employee’s family is interested in doing business with Webull, the criteria as to whether to enter into or continue the business relationship and the terms and conditions of the relationship must be no less favorable to Webull compared with those that would apply to an unrelated party seeking to do business with Webull under similar circumstances.

Employees should report any situation involving family members that could reasonably be expected to give rise to a conflict of interest to their supervisor or the General Counsel. For purposes of this Code, “family members” or “members of an employee’s family” include an employee’s spouse, parents, parents-in-law, children and siblings, whether by blood, marriage or adoption, cousins of such employee and his/her spouse, and anyone (other than domestic employees) who shares such employee’s home.

IV. GIFTS AND ENTERTAINMENT

The giving and receiving of appropriate gifts and entertainment may be considered common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should never compromise, or appear to compromise, an employee’s ability to make objective and fair business decisions.

It is the responsibility of employees to use good judgment in this area. As a general rule, employees may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment is in compliance with applicable laws, regulations and policies, insignificant in amount and not given in consideration or expectation of any action by the recipient. All gifts and entertainment expenses made on behalf of Webull must be properly accounted for on expense reports.

Webull encourages employees to submit gifts received to Webull. While it is not mandatory to submit small gifts, gifts of over US$150 must be submitted immediately to the local compliance department of your employing Webull entity.

Further details concerning the giving and receipt of gifts and entertainment are detailed in Webull’s Anti-corruption Policy. An employee should contact the General Counsel if he/she has any questions regarding any gifts or entertainment expenses. Bribes and kickbacks are criminal acts and are strictly prohibited by law. An employee must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.

V. PROTECTION AND USE OF COMPANY ASSETS

Employees should protect Webull’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on Webull’s profitability and are strictly prohibited. Any use of the funds or assets of Webull, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited.

To ensure the protection and proper use of Webull’s assets, each employee should:

●	exercise reasonable care to prevent theft, damage or misuse of Webull’s assets;

●	promptly report any actual or suspected theft, damage or misuse of Webull’s assets;

●	safeguard all electronic programs, data, communications and written materials from unauthorized access; and

●	use Webull’s assets only for legal and legitimate business purposes.

Except as approved in advance by the Chief Executive Officer or Chief Financial Officer of Webull, Webull prohibits political contributions (directly or through trade associations) by any employee on behalf of Webull. Prohibited political contributions include:

●	any contributions of Webull’s funds or other assets for political purposes;

●	encouraging individual employees to make any such contribution; and

●	reimbursing an employee for any political contribution.

VI. INTELLECTUAL PROPERTY

The intellectual property, including copyrights, patents, trademarks and trade secrets, are all important assets of Webull. Employees should ensure that the intellectual property of Webull is safeguarded. Employees must strictly abide by the relevant terms of any applicable proprietary information agreement and invention protection agreement and similar agreements signed with Webull. All inventions, creative works, computer software, technologies or trade secrets developed by the employees using Webull’s assets or resources during the performance of their duties or work in Webull are the properties of Webull. If you have any question about the intellectual property rights, please contact the General Counsel.

Trademarks

Webull employees can only use Webull’s trademark and the Webull brand on matters related to Webull’s business. Any use of Webull’s brand or logo, name or trademark (including as part of a domain name) must be disclosed to the General Counsel, otherwise such unauthorized use will constitute an infringement.

Copyrights

Copying copyrighted works or making derivatives based on copyrighted works without the authorization of the copyright owner violates applicable laws and relevant norms on copyright protection at Webull. The absence of a copyright statement does not mean that the work is not protected by copyright.

Various types of computer software that Webull uses are licensed from other companies. In most cases, this software is protected by copyright. No employee should make, obtain, or use any unauthorized software. For any question about software application and copyright protection, please consult the General Counsel.

Other intellectual property rights

Webull respects all intellectual property rights, and none of its employees should infringe on the intellectual property rights of others in any manner. When using the name, trademark, logo, data or software of others (including for use on Webull’s website), you must use it in accordance with applicable laws, including obtaining the relevant authorization of the intellectual property owner.

VII. CONFIDENTIALITY

General Confidentiality

All information about Webull’s business should be treated as confidential information. Confidential information should not be used for any personal interests or the private interests of any other person. Employees must strictly abide by the confidentiality agreement signed when joining Webull, as well as Webull’s Confidential Information Policy. Employees obligations under these include the following:

●	Employees should maintain the confidentiality of information entrusted to them by Webull or entities with which Webull has business relations, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to Webull or its business associates, if disclosed.

●	Webull maintains a strict confidentiality policy. During an employee’s term of employment with Webull, the employee must comply with any and all written or unwritten rules and policies concerning confidentiality and shall fulfill the duties and responsibilities concerning confidentiality applicable to the employee.

●	In addition to fulfilling the responsibilities associated with his/her position in Webull, an employee may not, without obtaining prior written approval from the General Counsel, disclose, announce or publish trade secrets or other confidential business information of Webull, nor shall an employee use such confidential information outside the course of his/her duties to Webull.

●	Even outside the work environment, an employee must maintain vigilance and refrain from disclosing important information regarding Webull or its business, business associates or employees.

●	An employee’s duty of confidentiality with respect to the confidential information of Webull survives the termination of such employee’s employment with Webull, regardless of the reason, until such time as Webull discloses such information publicly or the information otherwise becomes available in the public sphere through no fault of the employee.

●	Upon termination of employment, or at such time as Webull requests, an employee must return to Webull all of its property without exception, including all forms of medium containing confidential information, and may not retain duplicate materials.

Client Information

All information concerning clients, prospective clients, or anything related to Webull’s dealings with any of these individuals, should not be disclosed to anyone else within Webull except where they need the information to fulfill their responsibilities to Webull. Such information should not be disclosed to anyone or any entity outside Webull except when such disclosure is authorized or legally mandated.

Information regarding client orders must be kept confidential and may not be used for the personal benefit of other clients, Webull, or any other accounts, including those of any employee, officer, or director. For example, trading ahead of a client’s imminent order is known as front- running and is prohibited. Misusing confidential client trade information for possible personal benefit, known as shadowing, is likewise prohibited.

Media Interaction

Only certain authorized spokespersons may represent Webull in responding to media contacts, requests, or inquiries. Except for these authorized spokespersons and employees given limited authorization from Webull, no employee is permitted to interact with or communicate to media sources on behalf of Webull. All media contacts, requests, or inquiries, whether formal or informal, and irrespective of subject matter, should be referred to the local chief executive officer or the General Counsel.

There may be situations where media personnel do not appropriately identify themselves. Employees should be cognizant that such situations may arise, strive to identify these situations, and, if uncertain, refer all such contacts, requests, or inquiries to the local chief executive officer or the General Counsel. All employees must adhere to Webull’s Media Relations Policy and External Communications Policy.

Social Media

Personal use of social media should be responsible and in compliance with Webull’s Social Media Policy. Employees should be mindful of the possible impact that their social media communications or activities could have on their professional reputation and the reputation of Webull and must not post any content that is vulgar, obscene, threatening, intimidating, or that would violate Webull’s workplace policies against discrimination or harassment.

Security-Consciousness

Cybersecurity vigilance is essential to Webull. It is the responsibility of each employee to adhere to information technology (IT) security guidelines, including but not limited to the creation, format, and scheduled changes of passwords. Every employee must take necessary measures to ensure the security of their personal computer, e-mail password or voice mailbox password and the account password of the business system used. Employees who have any reason to believe that the security of the computer or communication resources provided by Webull has been compromised in any way should contact the IT Department immediately for guidance. All employees must adhere to Webull’s IT Resources and Communications Systems Policy.

VIII. COMPANY RECORDS

Accurate and reliable records are crucial to Webull’s business and form the basis of its earnings statements, financial reports and other disclosures to the public. Webull’s records are a source of essential data that guides business decision-making and strategic planning. Company records include, but are not limited to, booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of business.

All Company records must be complete, accurate and reliable in all material respects. There is never an acceptable reason to make false or misleading entries. Undisclosed or unrecorded funds, payments or receipts are strictly prohibited. All employees are responsible for understanding and complying with Webull’s recordkeeping policy. Under no circumstance should any employee selectively destroy any of Webull’s records. An employee should contact the General Counsel if he/she has any questions regarding the recordkeeping policy.

If you are aware of any court summon, pending judgment, possible litigation or government investigation, you should keep all records that may be related to the matter, and you should not destroy or alter any such records held or controlled by you. For all relevant records that may be automatically destroyed without intervention (such as e-mail and voice mail messages, etc.), the holder must actively take measures to prevent them from being destroyed. The destruction of these records, even unintentionally, may seriously damage the interests of Webull. If an employee has any questions about whether specific records are related to an investigations or litigation, the employee should keep the records and consult the legal department.

IX. FINANCIAL AND OTHER MATERIAL DISCLOSURES

Webull will be required to report its financial results and other material information about its business to the public and the SEC. Webull’s policy is to timely disclose accurate and complete information about its business, financial status and operating results, as required by applicable laws and regulations. Employees must strictly abide by all applicable standards for accounting and financial reporting, laws, regulations and policies. Inaccurate, incomplete or untimely reports will seriously harm Webull and lead to legal liability.

Employees should be vigilant and report any possible inaccurate or incomplete financial report in a timely manner. Special attentions should be paid to the following:

●	any financial result inconsistent with Webull’s business performance;

●	any transaction without any obvious commercial purpose; and

●	any request to circumvent ordinary review and approval procedures.

Webull’s senior financial officers and other employees working in the financial department have special responsibilities to ensure that all of Webull’s financial disclosures are sufficient, fair, accurate, timely and understandable. Any practice or situation that may undermine this purpose should be reported to the General Counsel.

Employees are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence Webull’s independent auditors for the purpose of rendering the financial statements of Webull materially misleading. Prohibited actions include but are not limited to:

●	issuing or reissuing a report on Webull’s financial statements that is not warranted in the circumstances (due to material violations of U.S. GAAP, generally accepted auditing standards or other professional or regulatory standards);

●	not performing audit, review or other procedures required by generally accepted auditing standards or other professional standards;

●	not withdrawing an issued report when withdrawal is warranted under the circumstances; or

●	not communicating matters required to be communicated to Webull’s Audit Committee or Compliance Officer.

Employees should timely report any perceived accounting fraud to the General Counsel immediately. Any report made will be kept strictly confidential and will not be disclosed except where required by law to do so, and no retaliations will be taken against employees who in good faith make a complaint or expresses concerns about accounting matters.

X. PROCEDURES FOR DOCUMENT EXECUTION

Webull has adopted specific procedures for approving and executing legal documents, including all contracts and agreements. Prior to execution, all legal documents must be submitted to and approved within the Approval Management System. Once approvals have been obtained, only authorized individuals can sign on behalf of the Webull entity. For all Webull entities, only the chief executive officer has the authority to sign on behalf of that entity, though in certain circumstances they may delegate that authority to other individuals. No other individual is authorized to sign any legal document on behalf of any Webull entity. Employees make sure that the contracts and agreements they are responsible for putting in place with third parties are properly approved and executed.

XI. COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with the laws, rules and regulations of the cities, provinces, regions and countries in which Webull operates. This includes, without limitation, laws covering commercial bribery and kickbacks, patent, copyrights, trademarks and trade secrets, information privacy, insider trading, offering or receiving gratuities, employment harassment, environmental protection, occupational health and safety, false or misleading financial information, misuse of corporate assets and foreign currency exchange activities. Employees are expected to understand and comply with all laws, rules and regulations that apply to their positions at Webull. If any doubt exists about whether a course of action is lawful, the employee should seek advice immediately from the General Counsel.

Anti-Bribery and FCPA Compliance

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. A violation of FCPA does not only violate Webull’s policy but also constitutes a civil or criminal offense under FCPA. No employee shall give or authorize directly or indirectly any illegal payments to government officials of any country. While the FCPA does, in certain limited circumstances, allow nominal “facilitating payments” to be made, any such payment must be discussed with and approved by an employee’s supervisor in advance before it can be made.

No employee shall give or authorize directly or indirectly any improper payments to any other person or entity to secure any improper advantage for Webull, nor shall any employee solicit any improper payment from any other person or entity in exchange for any improper advantage. Additional details on anti-bribery will be described in Webull’s Anti-corruption Policy, which each employee must adhere to.

Anti-Money Laundering

Webull is committed to complying with all applicable anti-money laundering and counter- terrorism financing laws and will only accept funds received from legitimate sources. Employees must act diligently to prevent Webull’s products and services from being used to further money laundering and terrorism financing, and are required to:

●	know and comply with Webull’s Anti-Money Laundering Policy;

●	promptly escalate or report potentially suspicious activity; and

●	accurately complete all applicable client due diligence requirements (i.e. “know your customer”).

XII. FAIR DEALING, COMPETITION AND BUSINESS INTEGRITY

Each employee should endeavor to deal fairly with Webull’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Employees may not discuss prices or make any formal or informal agreement with any competitor regarding prices, discounts, business terms, or the market segments and channels in which Webull competes, where the purpose or result of such discussion or agreement would eliminate or discourage competition, establish or create the intention of a monopoly, artificially maintain prices, or otherwise illegally impact commerce or be inconsistent with applicable antitrust laws.

Webull is committed to competing fairly and ensuring its business practice is in compliance with all applicable antitrust laws. Webull prohibits any exchange of confidential or commercially sensitive information which may hinder fair competition between competitors or among self- owned stores, joint-venture stores, partnership stores, and dealer stores. It is Webull’s policy to avoid practices that could have the effect of limiting competition with competitors or among self- owned stores, joint-venture stores, partnership stores, and dealer stores. Prohibited practices include any arrangement of price fixing, boycotting any third parties, and illegally allocating markets by product, territory or customer.

Gathering information about customers, competitors, and markets in which Webull operates is a common business practice, but employees must always do so with integrity. Employees may generally obtain information from public sources, surveys, and competitive research. Personal information shall not be obtained from third parties without confirming with the General Counsel. Webull does not seek business intelligence by illegal or unethical means. It is never appropriate to engage in theft, espionage, or breach of a non-disclosure agreement. If an employee obtains confidential nonpublic information, accidentally or provided by unknown sources, that relates to a competitor, it may be unethical to use the information. If this happens to you, immediately contact your manager and the General Counsel.

XIII. IMPLEMENTATION OF THE CODE

Every employee is responsible for knowing and complying with this Code. If you have any question, please consult the General Counsel, who is responsible for supervising the implementation of this policy. The General Counsel will answer your question and provide guidance on complying with this Code. You can also seek guidance from your supervisor, the legal team, human resources, the administrative department, or the internal control team.

Our actions should reflect Webull’s values as well as the highest standards of business ethics, promote a good working environment and be conducive to maintaining and improving Webull’s business reputation of “Integrity and Honesty”. Therefore, every Webull employee should:

●	Understand and strive to always act in accordance with this Code as well as all other policies, systems and processes established by Webull;

●	Lawfully and honestly conduct your work and business and do not put your own put personal interests above those of others, including Webull;

●	Participate in necessary trainings or guidance provided by Webull to each team or department to ensure your understanding and compliance with this Code and other policies;

●	In case of any question about business ethics or law, seek guidance, explanation and help from the General Counsel;

●	Report any unethical, illegal, or suspicious event or activity to the General Counsel immediately;

●	Take appropriate corrective measures immediately after any unethical or illegal behavior is confirmed;

●	Work together to create a frank, open and constructive working environment that encourages every employee to ask questions, provide advice, and report mistakes without any fear of retaliation; and

●	If you are uncertain whether your actions are in accordance with the spirit of this Code, ask yourself the following questions:

(i)	Does my behavior reflect Webull’s core business values?

(ii)	Is my behavior consistent with Webull’s best interests?

(iii)	Is my behavior lawful?

(iv)	Would a person with high integrity take this action?

(v)	Would you want your behavior to be reported by the media?

XIV. VIOLATIONS OF THE CODE

All employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to Webull. Reporting a known or suspected violation of this Code by others will not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of Webull and its employees.

If an employee knows of or suspects a violation of this Code, it is such employee’s responsibility to immediately report the violation to the General Counsel, who will work with the employee to investigate his/her concern. All questions and reports of known or suspected violations of this Code will be treated with sensitivity and discretion. The General Counsel and Webull will protect the employee’s confidentiality to the extent possible, consistent with the law and Webull’s need to investigate the employee’s concern.

It is Webull’s policy that any employee who violates this Code will be subject to appropriate discipline, including termination of employment, based upon the facts and circumstances of each particular situation. An employee’s conduct, if it does not comply with the law or with this Code, can result in serious consequences for both the employee and Webull.

Webull strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. An employee inflicting reprisal or retaliation against another employee for reporting a known or suspected violation will be subject to disciplinary action, including termination of employment.

XV. CONCLUSION

This Code contains general guidelines for conducting the business of Webull consistent with the highest standards of business ethics. If employees have any questions about these guidelines, they should contact the General Counsel. Webull expects all employees to adhere to these standards. Each employee is separately responsible for his/her actions. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by a supervisor or someone in higher management positions. If an employee engages in conduct prohibited by the law or this Code, such employee will be deemed to have acted outside the scope of his/her employment. Such conduct will subject the employee to disciplinary action, including termination of employment.